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                                                                     Exhibit 4.6


                                                                  EXECUTION COPY




                              DEPOSITARY AGREEMENT

                                      among

                           OUTBOARD MARINE CORPORATION

                      STATE STREET BANK AND TRUST COMPANY,

                                   as Trustee

                               NATIONSBANK, N.A.,

                             as Administrative Agent

                                       and

                      STATE STREET BANK AND TRUST COMPANY,

                               as Depositary Agent





                            Dated as of May 27, 1998

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                                TABLE OF CONTENTS

ARTICLE I. Definitions.........................................................2

      SECTION 1.1.    Capitalized Terms........................................2
      SECTION 1.2.    Definitions; Construction................................2

ARTICLE II. Appointment of Depositary Agent; Establishment of Interest
            Reserve Accounts..................................................14

      SECTION 2.1.    Acceptance of Appointment of Depositary Agent...........14
      SECTION 2.2.    Establishment of Interest Reserve Accounts..............14
      SECTION 2.3.    Security Interest.......................................15
      SECTION 2.4.    Termination.............................................16

ARTICLE III. The Interest Reserve Funds.......................................16

      SECTION 3.1.    Additions to Interest Reserve Accounts..................16
      SECTION 3.2.    Requested Disbursements From Interest Reserve Accounts..17
      SECTION 3.3.    Mandatory Disbursements From Interest Reserve Accounts..19
      SECTION 3.4.    Quarterly Report........................................19
      SECTION 3.5.    Distribution Account....................................19
      SECTION 3.6.    Investment of Interest Reserve Accounts.................20
      SECTION 3.7.    Disposition of Notes Interest Account Upon
                      Retirement of Notes.....................................21
      SECTION 3.8.    Disposition of Other Senior Debt Interest Account
                      Upon Retirement of Senior Debt Obligations other
                      than the Notes..........................................21
      SECTION 3.9.    Account Balance Statements..............................21
      SECTION 3.10.   Events of Default.......................................21
      SECTION 3.11.   Securities Intermediary.................................22

ARTICLE IV. Depositary Agent..................................................23

      SECTION 4.1.    Appointment of Depositary Agent, Powers and Immunities..23
      SECTION 4.2.    Reliance by Depositary Agent............................24
      SECTION 4.3.    Court Orders............................................24
      SECTION 4.4.    Resignation or Removal..................................25

ARTICLE V. Expenses; Indemnification; Fees....................................25

      SECTION 5.1.    Expenses................................................25
      SECTION 5.2.    Indemnification.........................................26
      SECTION 5.3.    Fees....................................................26

ARTICLE VI. Miscellaneous.....................................................26

      SECTION 6.1.    Amendments; Etc.........................................26
      SECTION 6.2.    Addresses for Notices...................................26
      SECTION 6.3.    Governing Law; Terms....................................28
      SECTION 6.4.    Headings................................................28
      SECTION 6.5.    No Third Party Beneficiaries............................29
      SECTION 6.6.    No Waiver...............................................29


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      SECTION 6.7.    Severability............................................29
      SECTION 6.8.    Successors and Assigns..................................29
      SECTION 6.9.    Execution in Counterparts...............................29
      SECTION 6.10.   Consequential Damages...................................29


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                              DEPOSITARY AGREEMENT

            This DEPOSITARY AGREEMENT (this "Depositary Agreement") dated as of May 27, 1998 among Outboard Marine Corporation, a Delaware corporation (the "Company"), State Street Bank and Trust Company, in its capacity as trustee (together with its successors and permitted assigns in such capacity, the "Trustee") under the Indenture (as defined below), NationsBank, N.A., in its capacity as administrative agent (together with its successors and permitted assigns in such capacity, the "Administrative Agent") under the Credit Agreement (as defined below), and State Street Bank and Trust Company, in its capacity as depositary agent (together with its successors and permitted assigns in such capacity, the "Depositary Agent") and, for purposes of Section 3.11, as securities intermediary (the "Securities Intermediary") for the benefit of (i) the holders of the Notes (as defined below) and (ii) the Lenders (as defined below) under the Credit Agreement.

                                    RECITALS

            A. Pursuant to that certain Indenture, dated as of the date hereof (as it may be amended, modified and supplemented from time to time, the "Indenture"), among the Company, the Subsidiary Guarantors (as defined below) and the Trustee, the Company has issued an aggregate of $160,000,000 of its 10 3/4% Senior Notes due 2008 (such Notes and any other Notes issued under the Indenture, the "Notes").

            B. The Company has entered into that certain Amended and Restated Loan and Security Agreement, dated as of January 6, 1998 (as amended, modified and supplemented from time to time, the "Credit Agreement"), among the Company, the Lenders party thereto (the "Lenders") and the Administrative Agent.


            C. The Trustee, the Administrative Agent and the Company desire to appoint the Depositary Agent as depositary agent to hold and administer money deposited in the various Interest Reserve Accounts (as defined below) established pursuant to this Depositary Agreement and funded in an amount equal to the Required Amount (as defined below).

            D. As security for its obligations under the Notes, the Company desires to execute and deliver to the Trustee this Depositary Agreement, in order to grant to the Trustee a perfected first priority security interest in the Notes Collateral (as defined below).

            E. As security for its obligations under the Credit Agreement, the Company desires to execute and deliver to the Administrative Agent this Depositary Agreement, in order to grant to the Administrative Agent a perfected first priority security interest in the Other Senior Debt Collateral (as defined below).

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                                    AGREEMENT

            NOW, THEREFORE, in consideration of the premises and in order to induce the Holders of the Notes to purchase the Notes, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I.

                                   Definitions

            SECTION 1.1. Capitalized Terms. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Indenture.

            SECTION 1.2. Definitions; Construction. For all purposes of this Depositary Agreement, except as otherwise expressly provided or unless the context otherwise requires:

            (a) all terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;

            (b) all references in this Depositary Agreement to designated "Articles," "Sections," "Exhibits" and other subdivisions are to the designated Articles, Sections, Exhibits and other subdivisions of this Depositary Agreement;

            (c) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Depositary Agreement as a whole and not to any particular Article, Section or other subdivision;

            (d) unless otherwise expressly specified, any agreement, contract or document defined or referred to herein shall mean such agreement, contract or document as in effect as of the date hereof, as the same may thereafter be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof including any agreement, contract or document in substitution or replacement of any of the foregoing;

            (e) unless the context clearly intends to the contrary, pronouns having a masculine or feminine gender shall be deemed to include the other; and

            (f) any reference to any Person shall include its successors and assigns.

            "Account Collateral" has the meaning specified in Section 2.3(b).

            "Adjusted Senior Debt Amount" shall mean, on any date, the aggregate principal amount (or accreted value) of all outstanding Senior Debt of the Company and its Restricted Subsidiaries; provided, however, that the amount of outstanding Indebtedness under the Credit


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Agreement and any other revolving credit facilities shall be deemed to be the amount specified by the chief financial officer of the Company as the Company's good faith estimate of its average outstanding daily balances under all such revolving credit facilities during the specified period (which average daily balances shall in no event exceed 150% of its average daily balances under all revolving credit facilities during the corresponding fiscal quarter in the prior fiscal year).

            "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

            "Applicable Senior Debt" has the meaning specified in Section
3.2(a).

            "Asset Sale" means (i) the sale, lease, conveyance, transfer or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) of the Company or any of its Restricted Subsidiaries other than sales (or resales) of inventory in the ordinary course of business consistent with past practices (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole shall be governed by Sections 4.15 and/or 5.1 of the Indenture and not by Section 4.10 of the Indenture), and (ii) the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company's Restricted Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $2.0 million or (b) for Net Proceeds in excess of $2.0 million. Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales: (i) a transfer of assets by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or to another Restricted Subsidiary; (ii) an issuance of Equity Interests by a Wholly-Owned Restricted Subsidiary to the Company or to another Wholly-Owned Restricted Subsidiary; (iii) a Restricted Payment that is permitted by Section 4.7 of the Indenture; (iv) any sale of Equity Interests of the Company; (v) any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind, in each case in the ordinary course of business; (vi) any grant of any license of patents, trademarks, trade names, registrations therefor or similar intellectual property, in the ordinary course of business; (vii) any sale of the Company's facility in Juarez, Mexico in a transaction which (a) satisfies the requirements of clauses (i) or (ii) of Section 4.10 of the Indenture (but substituting "50%" in lieu of "75%" in said clause (ii)) and (b) is consummated no later than 18 months following the Issue Date pursuant to a definitive agreement signed no later than one year subsequent to the Issue Date; provided, that any cash Net Proceeds received therefrom shall be deemed to be Net Proceeds from an Asset Sale for all purposes under this Depositary Agreement; (viii) the sale and leaseback of any assets within 90 days of the acquisition of such assets; (ix) any disposition of Cash Equivalents in the ordinary course of business; (x) sales of accounts


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receivable, or participations therein, in connection with any Receivables
Facility and (xi) sales of damaged, fully-depreciated or obsolete equipment or assets that, in the Company's reasonable judgment, are no longer used or useful in the business of the Company or its Restricted Subsidiaries.

            "Attributable Debt" in respect of a sale and leaseback transaction, means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

            "Authorized Representative" means, (i) for the Notes, the Trustee;
(ii) for the Lenders, the Administrative Agent; and (iii) for any other issuance of Senior Debt, the Person or Persons to whom the Company is obligated to make payments of interest on such Senior Debt.

            "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

            "Capital Stock" means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

            "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than 12 months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses
(ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition and (vi) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) through (v) of this definition.

            "Certificate of Authorization" has the meaning specified in Section 3.2(a).


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            "Consolidated Capital Expenditures" means, for any period, an amount equal to (i) the sum of (a) the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of the Company and its Restricted Subsidiaries) by the Company and its Restricted Subsidiaries during that period that, in conformity with GAAP, are included in "property, plant or equipment" or comparable items reflected in the consolidated balance sheets of the Company and its Subsidiaries plus (b) to the extent not covered by clause (i)(a) of this definition, the aggregate of all expenditures by the Company and its Restricted Subsidiaries during that period to acquire (by purchase or otherwise) the business, property or fixed assets (other than current assets consisting of inventory or accounts receivable) of any Person, or the stock or other evidence of beneficial ownership of any Person that, as a result of such acquisition, becomes a Restricted Subsidiary of the Company minus
(ii) the sum of (a) the proceeds of Indebtedness permitted under clause (iv) of the definition of Permitted Debt, (b) an amount equal to the proceeds received by the Company or any of its Subsidiaries from a sale-leaseback transaction permitted under Section 4.18 of the Indenture so long as such transaction occurs within 180 days of the acquisition of the related property or equipment and to the extent prior expenditures, up to an equivalent amount for the asset so sold and leased back, constituted Consolidated Capital Expenditures in such period or in any prior period and (c) expenditures in an amount not to exceed the proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments received from third parties, so long as such expenditures were made for purposes of replacing or repairing the assets in respect of which such proceeds, awards or payments were received and so long as such expenditures are made not later than 12 months after the occurrence of the damage to or loss of the assets being replaced or repaired.

            "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, in each case to the extent deducted in computing Consolidated Net Income (i) an amount equal to any extraordinary loss recorded in such period, plus (ii) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, plus (iii) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), plus
(v) any other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid expense that was paid in a prior period) of such Person and its Subsidiaries for such period, minus, to the extent included in the computation of Consolidated Net Income, any non-cash items increasing such Consolidated Net Income for such period in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, the interest expense of,


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and the depreciation and amortization and other non-cash charges of, a
Restricted Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person.

            "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly-Owned Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (iv) the cumulative effect of a change in accounting principles shall be excluded.

            "Credit Agreement Default" has the meaning specified in Section 3.10(b).

            "Credit Agreement Event of Default" has the meaning specified in
Section 3.10(b).

            "Credit Agreement Obligations" has the meaning specified in Section 2.3(b).

            "Credit Agreement Trigger Event Date" has the meaning specified in
Section 3.10(b).

            "Deemed Payments" has the meaning specified in Section 3.2(c).

            "Disbursement Amount" has the meaning specified in Section 3.2(a).

            "Disbursement Date" has the meaning specified in Section 3.2(a).

            "Distribution Account" means the Interest Reserve Account of such name established pursuant to Section 2.2.

            "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

            "Excess Available Cash" means for any fiscal quarter ending after the Issue Date (each a "Reference Period") an amount (not less than zero), determined as of the last day of such


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Reference Period, equal to (i) the sum (without duplication) of the amounts for such Reference Period of (a) the Consolidated Net Income of the Company and its Restricted Subsidiaries; plus (b) the amount of Net Proceeds of Asset Sales received by the Company or any Restricted Subsidiary during such Reference Period, to the extent not otherwise included in Consolidated Net Income; plus
(c) the amount of cash proceeds (net of underwriting discounts, placement fees and similar commissions and reasonable costs and expenses related thereto) received by the Company or any Restricted Subsidiary during such Reference Period from the issuance of Equity Interests or the incurrence of Indebtedness (other than any proceeds from the issuance of the Notes or borrowings under revolving credit facilities, including the Credit Agreement); plus, (d) consolidated depreciation and amortization expense for the Company and its Restricted Subsidiaries for such Reference Period; plus (e) the net decrease, if any, in working capital for the Company and its Restricted Subsidiaries during such Reference Period; plus (f) to the extent not included in Consolidated Net Income, the amount of any cash extraordinary gains recognized by the Company or any Restricted Subsidiary; plus (g) any other non-cash expenses reducing the Consolidated Net Income of the Company and its Restricted Subsidiaries for such Reference Period (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid expense that was paid in a prior period); minus (ii) the sum (without duplication) of the amounts for such Reference Period of (a) the aggregate amount of Consolidated Capital Expenditures paid for in cash by the Company or any Restricted Subsidiary during such Reference Period; plus (b) cash payments made to permanently repay or retire the principal amount of any Indebtedness of the Company or any Restricted Subsidiary (excluding the repayment of any revolving credit facility unless a corresponding amount of the related commitments are permanently reduced); plus (c) the net increase (if any) in deferred tax assets and the net decrease (if any) in deferred tax liabilities of the Company and its Restricted Subsidiaries during the Reference Period; plus
(d) the net increase, if any, in working capital for the Company and its Restricted Subsidiaries during such Reference Period; plus (e) cash payments in respect of restructuring reserves and other long-term accrued liabilities; plus
(f) other non-cash items increasing Consolidated Net Income for the Company and its Restricted Subsidiaries during such Reference Period; all of the foregoing as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP.

            "Excess Cash" has the meaning specified in Section 3.1(b).

            "Existing Indebtedness" means up to $104.1 million in aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries (other than letters of credit and Indebtedness under the Credit Agreement) in existence on the Issue Date, until such amounts are repaid.

            "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments


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associated with Capital Lease Obligations, imputed interest with respect to
Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations) and (ii) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

            "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the referent Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred and the proceeds thereof applied at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and the Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

            "Foreign Subsidiary" means any Subsidiary of the Company, more than 80% of the sales, earnings or assets (determined on a consolidated basis) of which are located or derived from operations outside the United States.


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            "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

            "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

            "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate or currency swap agreements, cap agreements and collar agreements and (ii) other agreements or arrangements (including foreign exchange or commodity hedge, exchange, purchase or similar agreements) designed to protect such Person against fluctuations in interest rates, value of assets owned, financed or sold, value of raw materials purchased, or of liabilities incurred or assumed or of pre-funding arrangements, or against fluctuations in foreign currency exchange rates or commodity prices, in any case, in the ordinary course of business of such Person and not for speculative purposes.

            "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or bankers' acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person; provided, however, that Indebtedness shall not include the obligations of the Company in respect of "floor plan financing" or similar arrangements entered into in the ordinary course of business for the benefit of dealers in connection with the sale of the Company's products. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness issued with original issue discount and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

            "Indemnified Depositary Agent Party" has the meaning specified in
Section 5.2.

            "Indenture Default" has the meaning specified in Section 3.10(a).

            "Indenture Event of Default" has the meaning specified in Section 3.10(a).


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

            "Interest Reserve Accounts" has the meaning specified in Section
2.2.

            "Interest Reserve Funds" means such funds on deposit from time to time in the Interest Reserve Accounts.

            "Issue Date" means the first date on which any Notes are issued under the Indenture.

            "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

            "Net Income" means, with respect to any Person, the net income
(loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gains or losses, together with any related provision for taxes on such gains or losses, realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

            "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to repay Indebtedness secured by such assets (other than pursuant to the Credit Agreement), and any reserve for adjustment in respect of the sale price of, or warranties and indemnities made with respect to, such asset or assets established in accordance with GAAP.

            "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise) or (c) constitutes the lender; (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity and (iii) as to which the lenders have been notified in writing

(including in any written agreement) that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

            "Notes Collateral" has the meaning specified in Section 2.3(a).

            "Notes Deemed Payments" has the meaning specified in Section 3.2(c).

            "Notes Interest Account" means the Interest Reserve Account of such name established pursuant to Section 2.2.

            "Notes Interest Excess" has the meaning specified in Section 3.5(a).

            "Notes Obligations" has the meaning specified in Section 2.3(a).

            "Notes Required Amount" means $17.2 million.

            "Notes Trigger Event Date" has the meaning specified in Section 3.10(a).

            "Officers' Certificate" means a certificate signed on behalf of the Company by two officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements of
Section 12.05 of the Indenture.

            "Other Senior Debt Collateral" has the meaning specified in Section 2.3(b).

            "Other Senior Debt Deemed Payments" has the meaning specified in
Section 3.2(c).

            "Other Senior Debt Default" has the meaning specified in Section 3.5(b).

            "Other Senior Debt Event of Default" has the meaning specified in
Section 3.5(b).

            "Other Senior Debt Interest Account" means the Interest Reserve Account of such name established pursuant to Section 2.2.

            "Other Senior Debt Interest Excess" has the meaning specified in
Section 3.5(b).

            "Other Senior Debt Required Amount" means $11.4 million.

            "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, or other business entity or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business.)

            "Projected Senior Debt Interest Expense" means with respect to any fiscal quarter of the Company commencing after the Issue Date (each a "Forecast Period"), (a) the pro forma

Fixed Charges which will accrue during such Forecast Period on the Adjusted Senior Debt Amount outstanding on the last day of the immediately preceding fiscal quarter, whether or not any such Fixed Charges will be payable during such Forecast Period plus (b) all accrued and unpaid Fixed Charges with respect to Senior Debt, calculated as of the day immidiately prior to the first day of such Forecast Period minus (c) the amount of all Deemed Payments with respect to Senior Debt which have not been distributed.

            "Receivables Facility" means one or more receivables financing facilities, as amended from time to time, pursuant to which the Company and/or any of its Restricted Subsidiaries sells its accounts receivable to a Person that is not a Restricted Subsidiary.

            "Required Amount" means the Notes Required Amount and the Other Senior Debt Required Amount.

            "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

            "Senior Debt" means, as of any date, the outstanding Indebtedness of the Company or any Restricted Subsidiaries attributable to the Notes, borrowings (including letters of credit outstanding) under the Credit Agreement and any other Existing Indebtedness then outstanding which is not subordinated in right of payment to other Indebtedness of the Company or any Restricted Subsidiaries.

            "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.

            "Subsidiary" means, with respect to any Person, (i) any corporation a majority of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is, at the date of determination, directly or indirectly, owned by such Person (a "subsidiary"), by one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person or
(ii) a partnership in which such Person or a subsidiary of such Person is, at the date of determination, a general partner of such partnership, or (iii) any partnership, limited liability company or other Person in which such Person, a subsidiary of such Person or such Person and one or more subsidiaries of such Person, directly or indirectly, at the date of determination, has (x) at least a majority ownership interest or (y) the power to elect or appoint or direct the election or appointment of the managing partner or member of such Person or, if applicable, a majority of the directors or other governing body of such Person.

            "Subsidiary Guarantee" means the Subsidiary Guarantee by each Subsidiary Guarantor of the Company's payment obligations under the Indenture and the Notes, executed pursuant to the provisions of the Indenture.

            "Subsidiary Guarantor" means each of (i) the Company's direct or indirect Restricted Subsidiaries that are Significant Subsidiaries (other than Foreign Subsidiaries) on the date of the Indenture and (ii) any other subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns.

            "Termination Date" has the meaning specified in Section 2.4.

            "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such
Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise directly to indirectly provided credit support for any indebtedness of the Company or any of its Restricted Subsidiaries; and (e) has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by Section 4.07 of the Indenture. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09 of the Indenture, the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under Section 4.09 of the Indenture calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (ii) no Indenture Default or Indenture Event of Default would be in existence following such designation.

            "U.S. Government Securities" means securities (i) issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition, or (ii) interests in money market mutual funds which invest solely in assets or securities of the type described in clause (i) above.

            "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

            "Wholly-Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person and one or more Wholly-Owned Restricted Subsidiaries of such Person.

                                   ARTICLE II.

   Appointment of Depositary Agent; Establishment of Interest Reserve Accounts

            SECTION 2.1. Acceptance of Appointment of Depositary Agent.

            (a) The Depositary Agent hereby agrees to act as such and to accept all cash, payments, other amounts and U.S. Government Securities to be delivered to or held by the Depositary Agent pursuant to the terms of this Depositary Agreement. The Depositary Agent shall hold and safeguard the Interest Reserve Accounts during the term of this Depositary Agreement and shall treat the cash, instruments and securities deposited in (i) the Notes Interest Account as monies, instruments and securities pledged by the Company to the Trustee for the benefit of the holders of the Notes to be held in the custody of the Depositary Agent, as agent for the Trustee, and (ii) the Other Senior Debt Interest Account as monies, instruments and securities pledged by the Company to the Administrative Agent for the benefit of the Lenders to be held in the custody of the Depositary Agent, as agent for the Administrative Agent, in each case, in accordance with the provisions of this Depositary Agreement. In performing its functions and duties under this Depositary Agreement, the Depositary Agent shall act as agent for each of the Trustee and the Administrative Agent and, except in such capacity, does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for the Company.

            (b) The Company shall not have any rights against or to monies held in any of the Interest Reserve Accounts, as third party beneficiary or otherwise, except (i) the right to receive or make requisitions of monies held in the Interest Reserve Accounts, as permitted by this Depositary Agreement, and
(ii) the right to request the manner of the investment of monies held in the Interest Reserve Accounts as provided for in Section 3.6 hereof.

            SECTION 2.2. Establishment of Interest Reserve Accounts. The Company hereby establishes the following securities accounts with the Depositary Agent, as Securities Intermediary, at its offices at 61 Broadway, Corporate Trust Department, Concourse Level, New York, New York 10016 (each an "Interest Reserve Account" and collectively, the "Interest Reserve Accounts") in the form of interest bearing accounts, which shall be subject to the terms hereof and maintained at all times until the termination of this Depositary Agreement:

            (a) Notes Interest Account, Account No. FD4425 (designated "Pledged Account" pledged by Outboard Marine Corporation to State Street Bank and Trust Company, as Trustee;

            (b) Other Senior Debt Interest Account, Account No. FD4426 (designated "Pledged Account" pledged by Outboard Marine Corporation to NationsBank, N.A., as Agent; and

            (c) Distribution Account, Account No. FD4427.

      All amounts from time to time held in the Notes Interest Account (which for purposes of this Agreement shall include all sub-accounts thereof) shall be held in the name of the Depositary Agent, as agent for the Trustee for the benefit of the Trustee and the holders of the Notes. All amounts from time to time held in the Other Senior Debt Interest Account (which for purposes of this Agreement shall include all sub-accounts thereof) shall be held in the name of the Depositary Agent, as agent for the Administrative Agent for the benefit of the Administrative Agent and the Lenders. It is hereby agreed and understood that the Administrative Agent shall have no interest in the Notes Interest Account and the Trustee shall have no interest in the Other Senior Debt Interest Account. All such amounts shall be held by the Depositary Agent for the purposes and on the terms set forth in this Depositary Agreement, shall constitute a part of the Account Collateral and shall not constitute payment of any Senior Debt or any other obligation of the Company until applied as hereinafter provided.

            SECTION 2.3. Security Interest.

            (a) Notes Interest Account. As collateral security for the prompt payment and performance when due of its obligations under the Notes and the Indenture and its obligations to the Trustee and the holders of the Notes under this Depositary Agreement (collectively, the "Notes Obligations"), the Company hereby pledges, assigns, hypothecates, transfers and grants to the Trustee for the benefit of the Trustee and the holders of the Notes a Lien on and security interest in and to (i) the Notes Interest Account, and all sub-accounts thereof, and (ii) all cash, investments and securities at any time on deposit in the Notes Interest Account, and all sub-accounts thereof, including all income or gain earned thereon and any proceeds thereof (collectively, the "Notes Collateral").

            (b) Other Senior Debt Interest Account. As collateral security for the prompt payment and performance when due of all "Secured Obligations" as defined under the Credit Agreement and its obligations to the Administrative Agent and the Lenders under this Depositary Agreement (collectively, the "Credit Agreement Obligations"), the Company hereby pledges, assigns, hypothecates, transfers and grants to the Administrative Agent for the benefit of the Administrative Agent and the Lenders, a Lien on and security interest in and to
(i) the Other Senior Debt Interest Account, and all sub-accounts thereof, and the Distribution Account and (ii) all cash, investments and securities at any time on deposit in the Other Senior Debt Interest Account, and all sub-accounts thereof, and the Distribution Account, including all income or gain earned thereon and any proceeds thereof (collectively, the "Other Senior Debt Collateral," and together with the Notes Collateral, the "Account Collateral").

            (c) Depositary Agent. The Depositary Agent is the agent of (i) the Trustee for the purpose of receiving payments contemplated hereunder and for the purpose of perfecting the Lien of the Trustee for the benefit of the Trustee and the holders of the Notes in and to the Notes Interest Account and all cash, investments and securities and any proceeds thereof at any time on deposit in the Notes Interest Account, and (ii) the Administrative Agent for the purpose of receiving payments contemplated hereunder and for the purpose of perfecting the Lien of the Administrative Agent for the benefit of the Administrative Agent and the Lenders in and to the Other Senior Debt Interest Account and the Distribution Account and all cash, investments and securities and any proceeds thereof at any time on deposit in the Other Senior Debt Interest Account; provided that the Depositary Agent shall not be responsible to take any action to perfect any Lien except through the performance of its express obligations hereunder or upon the written direction of the Trustee or the Administrative Agent, as applicable, complying with this Depositary Agreement. For purpuses of perfecting the security interests granted hereunder, except as otherwise expressly provided in this Agreement, the Interest Reserve Accounts, and all sub-accounts thereof, shall at all times be in the exclusive possession of the Depositary Agent and the Notes Interest Account, and all sub-accounts thereof, shall be under the exclusive dominion and control of the Trustee and the Other Senior Debt Interest Account, and all sub-accounts thereof, shall be under the exclusive dominion and control of the Administrative Agent.

            SECTION 2.4. Termination. This Depositary Agreement and the security interest hereunder shall remain in full force and effect until the earlier of
(i) the later of (x) three years from the Issue Date and (y) such time as the Company's Fixed Charge Coverage Ratio for the four consecutive fiscal quarter period ending as of the last day of the most recent fiscal quarter is greater than 2.5 to 1.0, and (ii) the date upon which all Notes Obligations have been indefeasibly paid in full (the "Termination Date"). At such time, after notice to the Depositary Agent, the Trustee and the Administrative Agent, the Interest Reserve Funds shall be placed in the Distribution Account and made available to the Company for general corporate purposes. Upon delivery of such notice to the Depositary Agent, the Trustee and the Administrative Agent, this Depositary Agreement shall automatically terminate and, except as expressly provided herein, be of no further force and effect.

                                  ARTICLE III.

                           The Interest Reserve Funds

            SECTION 3.1. Additions to Interest Reserve Accounts

            (a) On the Issue Date, the Company shall deposit into (i) the Notes Interest Account an amount equal to the Notes Required Amount; and (ii) the Other Senior Debt Interest Account an amount equal to the Other Senior Debt Required Amount, which amounts shall be invested as provided for in Section 3.6 hereof.

            (b) In the event that the Company's Excess Available Cash for any given fiscal quarter ending after the Issue Date is greater than the Projected Senior Debt Interest Expense for the next fiscal quarter (the amount of such excess, the "Excess Cash") then:

                  (i) if the Notes Required Amount exceeds the difference between (x) the amount of funds on deposit in the Notes Interest Account and (y) the amount of all Notes Deemed Payments which have not yet been distributed, then the Company shall deposit into the Notes Interest Account an amount equal to such excess; and

                  (ii) if the Other Senior Debt Required Amount exceeds the difference between (x) the amount of funds on deposit in the Other Senior Debt Interest Account the (y) the amount of all Other Senior Debt Deemed Payments which have not yet been distributed, then the Company shall deposit into the Other Senior Debt Interest Account an amount equal to such excess;

provided that if the Excess Cash is less than the amount of all required deposits under this clause (b), then the amount of Excess Cash shall be deposited ratably into the Notes Interest Account and the Other Senior Debt Interest Account (based on the amount of their respective required deposits).

            SECTION 3.2. Requested Disbursements From Interest Reserve Accounts.

            (a) Disbursement Request. If the Excess Available Cash for any fiscal quarter ending subsequent to the Issue Date is less than the Projected Senior Debt Interest Expense for the next fiscal quarter, during such next fiscal quarter the Company may request a disbursement from the Interest Reserve Accounts solely for the payment of interest on Senior Debt; provided that no disbursement can be requested or made until the certificate required by Section
3.4 hereof for such fiscal quarter has been delivered. If the Company desires to request a disbursement from the Interest Reserve Accounts, then on the date three Business Days prior to the date of the requested disbursement, the Company shall deliver to the Depositary Agent, the Administrative Agent and the Trustee a duly completed certificate, in substantially the form of the attached Exhibit A (each such certificate, a "Certificate of Authorization"). Each Certificate of Authorization shall contain the following information:

                  (i) the date of the requested disbursement (such date, a "Disbursement Date");

                  (ii) the aggregate amount of the requested disbursement (the "Disbursement Amount");

                  (iii) the issuance or issuances of Senior Debt to which the requested disbursement is to be applied (such issuance of Senior Debt, the "Applicable Senior Debt");

                  (iv) the Company's Excess Available Cash for the fiscal quarter ended immediately prior to the Disbursement Date;

                  (v) the Company's Projected Senior Debt Interest Expense for the fiscal quarter in which the Disbursement Date occurs;

                  (vi) the amount, calculated as of the Disbursement Date, of all accrued and unpaid interest for each issuance of Senior Debt;

                  (vii) for each issuance of Senior Debt, the amount of all Deemed Payments which, as of the Disbursement Date, have not yet been disbursed;

                  (viii) the dates subsequent to the Disbursement Date upon which accrued and unpaid interest is due and payable for each issuance of Senior Debt other than the Applicable Senior Debt; and

                  (ix) a request by the Company that the requested disbursement and each Deemed Payment required under Section 3.2(c) with respect to such requested disbursement be made.

            (b) Disbursement. On the Disbursement Date for each requested disbursement, the Depositary Agent shall, in accordance with the Certificate of Authorization, disburse the Disbursement Amount to the Authorized Representative for the Applicable Senior Debt. If the Applicable Senior Debt for such disbursement is the Notes, such disbursement shall be made from the Notes Interest Account, and if the Applicable Senior Debt for such disbursement is not the Notes, such disbursement shall be made from the Other Senior Debt Interest Account.

            (c) Deemed Payments. On the Disbursement Date for each requested disbursement, the Depositary Agent shall also transfer to a sub-account, for each outstanding issuance of Senior Debt other than the Applicable Senior Debt (each such transfer, a "Deemed Payment"), an amount equal to (x) the amount of all accrued and unpaid interest on such issuance of Senior Debt minus (y) the amount of all prior Deemed Payments on such issuance of Senior Debt which, as of such Disbursement Date, has not yet been disbursed, each as set forth in the applicable Certificate of Authorization. If the Applicable Senior Debt is the Notes, such Deemed Payment (each such payment, a "Notes Deemed Payment") shall be made from the Notes Interest Account into a sub-account thereof, and if the Applicable Senior Debt is not the Notes, such Deemed Payment (each such payment, an "Other Senior Debt Deemed Payment") shall be made from the Other Senior Debt Interest Account.

            (d) Maximum Amount of Disbursement and Deemed Payments. Notwith-standing anything to the contrary contained in this Section 3.2:

                  (i) in any fiscal quarter of the Company, the aggregate amount of all disbursements under Section 3.2(b) plus the aggregate amount of all Deemed Payments under Section 3.2(c) shall not exceed the actual amount of Fixed Charges paid in such fiscal quarter minus the Excess Cash Available with respect to the prior fiscal quarter;

                  (ii) if as of any Disbursement Date, the aggregate amount of the disbursement under Section 3.2(b) with respect to the Notes to be made on such Disbursement Date or the aggregate amount of the Notes Deemed Payment under Section 3.2(c) to be made on such Disbursement Date is greater than the amount of funds in the Notes Interest Account (not including the sub-account thereof for Notes Deemed Payments), then the amount of such disbursement or Notes Deemed Payment, as the case may be, shall be reduced to the amount of funds in the Notes Interest Account (not including the sub-account thereof for Notes Deemed Payments); and

                  (iii) if as of any Disbursement Date, the aggregate amount of all disbursements under Section 3.2(b) with respect to Senior Debt other than the Notes to be made on such Disbursement Date plus the aggregate amount of all Other Senior Debt Deemed Payments under Section 3.2(c) to be made on such Disbursement Date is greater than the amount of funds in the Other Senior Debt Interest Account (not including the sub-account thereof for Other Senior Debt Deemed Payments), then the aggregate amount of all such disbursements and Other Senior Debt Deemed Payments shall be reduced to the amount of funds in the Other Senior Debt Interest Account (not including the sub-account thereof for Other Senior Debt Deemed Payments) and each such disbursement and/or Other Senior Debt Deemed Payment shall be reduced pro rata based on the Projected Senior Debt Interest Expense for each such issuance of Senior Debt other than the Notes for the fiscal quarter in which such Disbursement Date occurs.

            SECTION 3.3. Mandatory Disbursements From Interest Reserve Accounts. If a Deemed Payment has been made for any issuance of Senior Debt, then on each subsequent interest payment date for such issuance of Senior Debt until payments in an amount equal to such Deemed Payments have been made, the Depositary Agent shall, in accordance with the applicable Certificate of Authorization, disburse the amount of interest due and payable on such interest payment date (up to the undisbursed amount of such Deemed Payment) to the Authorized Representative for such issuance of Senior Debt. If such issuance of Senior Debt is the Notes, such disbursement shall be made from the applicable sub-account of the Notes Interest Account, and if such issuance of Senior Debt is not the Notes, such disbursement shall be made from the applicable sub-account of the Other Senior Debt Interest Account.

            SECTION 3.4. Quarterly Report. On or prior to the 45th day after the end of each fiscal quarter of the Company, the Company shall deliver to the Depositary Agent, the Administrative Agent and the Trustee a certificate setting forth the Excess Cash Available for such fiscal quarter.

            SECTION 3.5. Distribution Account.

            (a) If, for any fiscal quarter, the Excess Available Cash for the prior fiscal quarter exceeds the Projected Senior Debt Interest Expense for such fiscal quarter, the amount on deposit in the Notes Interest Account is greater than the Notes Required Amount plus the amount of all undisbursed Notes Deemed Payments (the "Notes Interest Excess") and no Indenture Default or Indenture Event of Default shall have occurred and be continuing, then within three Business Days after receipt of written request from the Company to the Depositary Agent and the Trustee (which request shall certify that the conditions to such a disbursement have been satisfied), the Depositary Agent shall transfer to the Distribution Account from the Notes Interest Account an amount equal to the Notes Interest Excess.

            (b) If, for any fiscal quarter, the Excess Available Cash for the prior fiscal quarter exceeds the Projected Senior Debt Interest Expense for such fiscal quarter, the amount on deposit in the Other Senior Debt Interest Account is greater than the Other Senior Debt Required Amount plus the amount of all undisbursed Other Senior Note Deemed Payments (the "Other Senior Debt Interest Excess") and no default ("Other Senior Debt Default") or event of default ("Other Senior Debt Event of Default") under any Senior Debt other than the Notes shall have occurred and be continuing, then within three Business Days after receipt of written request from the Company to the Depositary Agent and the Administrative Agent (which request shall certify that the conditions to such a disbursement have been satisfied), the Depositary Agent shall transfer to the Distribution Account from the Other Senior Debt Interest Account an amount equal to the Other Senior Debt Interest Excess.

            (c) If there are any funds on deposit in the Distribution Account and no Other Senior Debt Default or Other Senior Debt Event of Default shall have occurred and be continuing, then within three Business Days after receipt of written request from the Company to the Depositary Agent and the Administrative Agent (which request shall certify that the conditions to such a disbursement have been satisfied), the Depositary Agent shall disburse from the Distribution Account an amount equal to the amount requested by the Company (which amount shall not exceed the amount of the funds on deposit in the Distribution Account).

            (d) Upon any transfer of funds from the Notes Interest Account to the Distribution Account, the security interest of the Trustee in the funds transferred to the Distribution Account shall terminate.

            SECTION 3.6. Investment of Interest Reserve Accounts. Monies held in the Interest Reserve Accounts created by and held under this Depositary Agreement shall be invested and reinvested in U.S. Government Securities at the written request (which may be in the form of a standing instruction) of the Company, which request has been consented to in writing by the Trustee and the Administrative Agent. If at any time cash in an aggregate amount greater than $100,000 is held in either Interest Reserve Account, the Depositary Agent shall invest, without further instruction, such cash in 30-day United States Treasury securities. The Depositary Agent shall at any time and from time to time liquidate any or all of such investments prior to the maturity as needed in order to effect the transfers and withdrawals contemplated by this Depositary Agreement; provided that, in the absence of timely receipt of such an Officer's Certificate, the Depositary Agent shall liquidate any or all such investments as so needed. In the event any such investments are redeemed prior to the maturity thereof, the Depositary Agent shall not be liable for any loss or penalties relating thereto in the absence of gross negligence or willful misconduct. Any income or gain realized from such investments with respect to the Notes Collateral shall be deposited into the Notes Interest Account and any income or gain realized from such investments with respect to the Other Senior Debt Collateral shall be deposited into the Other Senior Debt Interest Account. Any loss with respect to the Notes Collateral shall be charged to the Notes Interest Account and any loss with respect to the Other Senior Debt Collateral shall be charged to the Other Senior Debt Interest Account. The Depositary Agent shall not be liable for any such loss other than by reason of its willful misconduct or gross negligence. For purposes of any income tax payable on account of any income or gain on an investment, such income or gain shall be for the account of the Company.

            SECTION 3.7. Disposition of Notes Interest Account Upon Retirement of Notes. Upon the payment in full of the Notes Obligations such that the Notes are no longer outstanding, all amounts held in the Notes Interest Account shall upon the written direction of the Company be transferred to the Distribution Account.

            SECTION 3.8. Disposition of Other Senior Debt Interest Account Upon Retirement of Senior Debt Obligations other than the Notes. Upon payment in full of the Company's obligations under all its Senior Debt other than the Notes, all amounts held in the Other Senior Debt Interest Account shall upon the written direction of the Company be transferred to the Distribution Account.

            SECTION 3.9. Account Balance Statements. The Depositary Agent shall, on a monthly basis and at such other times as the Trustee, the Administrative Agent or the Company may from time to time reasonably request, provide fund balance statements to (i) the Trustee (in respect to the Notes Interest Account), (ii) the Administrative Agent (in respect to the Other Senior Debt Interest Account) and (iii) the Company (in respect to each of the Interest Reserve Accounts). Such balance statements shall also include deposits, withdrawals and transfers to and from the applicable Interest Reserve Account and segregated amounts.

            SECTION 3.10. Events of Default.

            (a) On and after any date on which the Depositary Agent receives written notice from the Trustee that any default, after the expiration of any applicable cure period ("Indenture Default"), or event of default, after the expiration of any applicable cure period ("Indenture Event of Default"), has occurred under the Indenture (such date of receipt of such notice, the "Notes Trigger Event Date"), the Depositary Agent shall thereafter accept all notices and instructions required to be given to the Depositary Agreement with respect to the Notes Interest Account only from the Trustee and not from any other Person and the Depositary Agent shall not withdraw, transfer, pay or otherwise distribute any monies in the Notes Interest Account except pursuant to such notices and instructions from the Trustee.

            (b) On and after any date on which the Depositary Agent receives written notice from the Administrative Agent that any "Default," after the expiration of any applicable cure period ("Credit Agreement Default"), or "Event of Default," after the expiration of any applicable cure period ("Credit Agreement Event of Default"), has occurred under the Credit

Agreement (the date of receipt of such notice, the "Credit Agreement Trigger Event Date"), the Depositary Agent shall thereafter accept all notices and instructions required to be given to the Depositary Agent pursuant to the terms of this Depositary Agreement with respect to the Other Senior Debt Interest Account only from the Administrative Agent and not from any other Person and the Depositary Agent shall not withdraw, transfer, pay or otherwise distribute any monies in the Other Senior Debt Interest Account except pursuant to such notices and instructions from the Administrative Agent.

            (c) On the Notes Trigger Event Date, the Depositary Agent shall render an accounting of all monies in the Notes Interest Account as of the Notes Trigger Event Date to the Trustee and the Company and shall thereafter, upon instruction by the Trustee, distribute all money then held in the Notes Interest Account to the Trustee.

            (d) On the Credit Agreement Trigger Event Date, the Depositary Agent shall render an accounting of all monies in the Other Senior Debt Interest Account and the Distribution Account as of the Credit Agreement Trigger Event Date to the Administrative Agent and the Company and shall thereafter, upon instruction by the Administrative Agent distribute all money then held in the Other Senior Debt Interest Account and the Distribution Account to the Administrative Agent for application to the "Secured Obligations" under the Credit Agreement in the manner provided therein.

            SECTION 3.11. Securities Intermediary. Securities Intermediary hereby agrees and confirms that it has established the Interest Reserve Accounts as set forth and defined in this Depositary Agreement. Securities Intermediary agrees that (i) each such Interest Reserve Account established by Securities Intermediary is and will be maintained as a "securities account" (within the meaning of Section 8-501 of the Uniform Commercial Code as adopted in the State of New York (the "UCC")); (ii) the Company is an "entitlement holder" (within the meaning of Section 8-102(a)(7) of the UCC) in respect of the "financial assets" (within the meaning of Section 8-102(a)(9) of the UCC, the "Financial Assets") credited to such Interest Reserve Accounts; (iii) all Financial Assets in registered form or payable to or to the order of and credited to any such Interest Reserve Account shall be registered in the name of, payable to or to the order of, or specially endorsed to, Securities Intermediary or in blank, or credited to another securities account maintained in the name of Securities Intermediary, and in no case will any Financial Asset credited to any such Interest Reserve Account be registered in the name of, payable to or to the order of, or endorsed to the Company, except to the extent the foregoing have been subsequently endorsed by the Company to Securities Intermediary or in blank. Each item of property (including a security, security entitlement, investment property, instrument or obligation, share, participation, interest or other property whatsoever) credited to any Interest Reserve Account shall be treated as a Financial Asset. Until this Depositary Agreement shall terminate in accordance with the terms hereof, (i) the Trustee shall have "control" (within the meaning of Section 8-106(d)(2) of the UCC) of each of the Company's "security entitlements" (within the meaning of Section 8-102(a)(17) of the UCC) with respect to the Financial Assets credited to the Notes Interest Account, and (ii) the Administrative Agent shall have "control" (within the meaning of Section 8-106(d)(2) of the UCC) of each of the Company's "security entitlements" (within the meaning of Section 8-102(a)(17) of the UCC) with respect to the Financial Assets credited to the Other Senior Debt Interest Account. All property delivered to the Securities Intermediary pursuant to this Depositary Agreement will be promptly credited to the Notes Interest Account if allocated for payment on the Notes Obligations and promptly credited to the Other Senior Debt Interest Account if allocated for payment on the Credit Agreement Obligations. If at any time the Securities Intermediary shall receive (i) any order from the Trustee on behalf of the holders of the Notes directing transfer or redemption of any Financial Asset relating to the Notes Interest Account or (ii) any order from the Administrative Agent on behalf of the Lenders directing the transfer or redemption of any Financial Asset relating to the Other Senior Debt Interest Account, the Securities Intermediary shall comply with such entitlement order without further consent by the Company or any other person.

                                   ARTICLE IV.

                                Depositary Agent

            SECTION 4.1. Appointment of Depositary Agent, Powers and Immunities. The Trustee on behalf of the holders of the Notes and the Administrative Agent on behalf of the Lenders hereby appoint the Depositary Agent to act as its respective agent hereunder, with such powers as are expressly delegated to the Depositary Agent by the terms of this Depositary Agreement, together with such other powers as are reasonably incidental thereto. The Depositary Agent shall not have any duties or responsibilities except those expressly set forth in this Depositary Agreement and those reasonably incidental thereto. Without limiting the generality of the foregoing, the Depositary Agent shall take all actions as the Trustee or the Administrative Agent, as applicable, shall direct it to perform in accordance with the provisions of this Depositary Agreement. Notwithstanding anything to the contrary contained herein, the Depositary Agent shall not be required to take any action which is contrary to this Depositary Agreement or applicable law. Neither the Depositary Agent nor any of its Affiliates shall be responsible to the Trustee or the Administrative Agent, the holders of the Notes or the Lenders for any recitals, statements, representations or warranties made by the Company contained in this Depositary Agreement or any certificate or other document referred to or provided for in, or received by the Depositary Agent, the Trustee or the Administrative Agent, as applicable, under this Depositary Agreement, the Indenture or the Credit Agreement for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Depositary Agreement or any other document referred to or provided for herein or therein or for any failure by the Company to perform its obligations hereunder or thereunder. The Depositary Agent shall not be required to ascertain or inquire as to the performance by the Company of any of its obligations under the Indenture, the Credit Agreement, this Depositary Agreement or any other document or agreement contemplated hereby or thereby. Except as otherwise provided under this Depositary Agreement, the Depositary Agent shall take action under this Depositary Agreement only as it shall be directed in writing by the Trustee or the Administrative Agent, as applicable. Whenever in the administration of this Depositary Agreement the Depositary Agent shall deem it necessary or desirable that a factual matter be proved or established in connection with the Depositary Agent taking, suffering or omitting to take any action hereunder, such matter (unless other evidence in respect thereof is herein specifically prescribed) may be deemed to be conclusively proved or established by an Officer's Certificate of the Company, an Administrative Agent's certificate or a Trustee's certificate, if appropriate. The Depositary Agent shall have the right at any time to seek instructions concerning the administration of this Depositary Agreement from the Trustee or the Administrative Agent or any court of competent jurisdiction. The Depositary Agent shall have no obligation to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder.

            SECTION 4.2. Reliance by Depositary Agent. The Depositary Agent shall be entitled to rely upon and shall not be bound to make any investigation into the facts or matters stated in any Officer's Certificate of the Company, Trustee's certificate, Administrative Agent's certificate or any other certificate, notice or other document (including any cable, telegram, telecopy or telex) reasonably believed by it to be genuine and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statement of legal counsel, independent accountants and other experts selected by the Depositary Agent and shall have no liability for its actions taken thereupon, unless due to the Depositary Agent's willful misconduct or gross negligence. Without limiting the foregoing, the Depositary Agent shall be required to make disbursements and Deemed Payments only as set forth herein. The Depositary Agent shall be fully justified in failing or refusing to take any action under this Depositary Agreement (i) if such action would, in the reasonable opinion of the Depositary Agent, be contrary to applicable law or the terms of this Depositary Agreement, (ii) if such action is not specifically provided for in this Depositary Agreement, and it shall not have received any such advice or concurrence of the Trustee, the Administrative Agent or, unless there are defaults under any Senior Debt, the Company, as applicable, as it deems appropriate or (iii) if, in connection with the taking of any such action that would constitute an exercise of remedies under this Depositary Agreement (whether such action is or is intended to be an action of the Depositary Agent, the Trustee or the Administrative Agent, as applicable), it shall not first be indemnified to its satisfaction by the holders of the Notes or the Lenders (other than the Trustee (in its individual capacity) or the Administrative Agent (in its individual capacity)), as applicable, against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Depositary Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Depositary Agreement in accordance with a request of the Trustee or the Administrative Agent (to the extent that the Trustee or the Administrative Agent, as applicable, is expressly authorized to direct the Depositary Agent to take or refrain from taking such action), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the holders of the Notes and the Lenders, as applicable.

            SECTION 4.3. Court Orders. The Depositary Agent is hereby authorized, in its exclusive discretion, to obey and comply with all writs, orders, judgments or decrees issued by any court or administrative agency affecting any money, documents or things held by the Depositary Agent. The Depositary Agent shall not be liable to any of the parties hereto, the holders of the Notes or the Lenders, their successors, heirs or personal representatives by reason of the Depositary Agent's compliance with such writs, orders, judgments or decrees, notwithstanding such writ, order, judgment or decree is later reversed, modified, set aside or vacated.

            SECTION 4.4. Resignation or Removal. Subject to the appointment and acceptance of a successor Depositary Agent as provided below, the Depositary Agent may resign at any time by giving thirty (30) days' written notice thereof to each of the Trustee, the Administrative Agent and the Company; provided that in the event the Depositary Agent is also the Administrative Agent or the Trustee, it must at the same time resign as Administrative Agent or Trustee, as applicable. The Depositary Agent may be removed at any time with cause by either the Trustee or the Administrative Agent. The Company shall have the right to remove the Depositary Agent upon thirty (30) days' notice to the Trustee and the Administrative Agent with or without cause, effective upon the appointment of a successor Depositary Agent under this Section 4.4, which is reasonably acceptable to the Trustee and the Administrative Agent. In the event that the Depositary Agent shall decline to take any action without first receiving adequate indemnity from any of the Company, Trustee or Administrative Agent, as the case may be and, having received an indemnity, shall continue to decline to take such action, the Trustee and the Administrative Agent shall be deemed to have sufficient cause to remove the Depositary Agent. Upon any such resignation or removal, the Trustee and the Administrative Agent shall have the right to appoint a successor Depositary Agent, which Depositary Agent shall be reasonably acceptable to the Company. If no successor Depositary Agent shall have been appointed by the Trustee and the Administrative Agent and shall have accepted such appointment within thirty (30) days after the retiring Depositary Agent's giving of notice of resignation or the removal of the retiring Depositary Agent, then the retiring Depositary Agent may appoint a successor Depositary Agent, which shall be a bank or trust company reasonably acceptable to each of the Trustee, the Administrative Agent and the Company. Upon the acceptance of any appointment as Depositary Agent hereunder by the successor Depositary Agent, (a) such successor Depositary Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Depositary Agent, and the retiring Depositary Agent shall be discharged from its duties and obligations hereunder and (b) the retiring Depositary Agent shall promptly transfer all Interest Reserve Accounts and Account Collateral within its possession or control to the possession or control of the successor Depositary Agent and shall execute and deliver such notices, instructions and assignments as may be necessary or desirable to transfer the rights of the Depositary Agent with respect to the Interest Reserve Accounts and Account Collateral to the successor Depositary Agent. After the retiring Depositary Agent's resignation or removal hereunder as Depositary Agent, the provisions of this Article IV and of
Article V shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Depositary Agent.

                                   ARTICLE V.

                         Expenses; Indemnification; Fees

            SECTION 5.1. Expenses. The Company agrees to pay or reimburse all out-of-pocket expenses of the Depositary Agent (including, without limitation, reasonable fees and expenses for legal services) in respect of, or incident to, the administration or enforcement of any of the provisions of this Depositary Agreement or in connection with any amendment, waiver or consent relating to this Depositary Agreement.

            SECTION 5.2. Indemnification. The Company agrees to indemnify the Depositary Agent in its capacity as such, and, in their capacity as such, its officers, directors, shareholders, controlling persons, employees, agents and servants (each an "Indemnified Depositary Agent Party") from and against any and all claims, losses, liabilities and expenses (including the reasonable fees and expenses of counsel) growing out of or resulting from this Depositary Agreement (including, without limitation, performance under or enforcement of this Depositary Agreement, but excluding any such claims, losses or liabilities resulting from the Indemnified Depositary Agent Party's gross negligence or willful misconduct). This indemnity shall survive the termination of this Depositary Agreement, and the resignation or removal of the Depositary Agent.

            SECTION 5.3. Fees. On the Issue Date, and on each anniversary of the Issue Date to and including the Termination Date, the Company shall pay the Depositary Agent an annual fee in an amount mutually agreed on by the Company and the Depositary Agent.

            SECTION 5.4. Survival. The provisions of this Article V shall survive the termination of this Agreement.

                                   ARTICLE VI.

                                  Miscellaneous

            SECTION 6.1. Amendments; Etc. No amendment or waiver of any provision of this Depositary Agreement nor consent to any departure by the Company herefrom shall in any event be effective unless the same shall be in writing and signed by each of the Trustee, the Administrative Agent, the Depositary Agent and the Company. Any such amendment, waiver or consent shall be effective only in the specific instance and for the specified purpose for which given.

            SECTION 6.2. Addresses for Notices. All notices, requests and other communications provided for hereunder shall be in writing and, except as otherwise required by the provisions of this Depositary Agreement, shall be sufficiently given and shall be deemed given when delivered or mailed by registered or certified mail, postage prepaid, or sent by overnight delivery, telecopy, telegram or telex, addressed to the parties as follows:

Company:                            Outboard Marine Corporation
                                    100 Sea Horse Drive
                                    Waukegan, Illinois  60085
                                    Telephone:  (847) 689-6200
                                    Fax:  (847) 689-53-71

                                    Attention:  General Counsel
                                                Treasurer

Administrative Agent:               NationsBank, N.A.
                                    901 Main Street, Sixth Floor
                                    Dallas, Texas 75202
                                    Fax: (214) 508-0480

                                    Attention:  Business Credit Regional
                                                Manager: Urgent

                                    State Street Bank & Trust Company
Trustee:                            Goodwin Square, 225 Asylum Street
                                    Hartford, CT 06103
                                    Telephone:  (860) 244-1844
                                    Fax: (860) 244-1897

                                    Attention:  Steve Cimalore

Depositary Agent:                   State Street Bank and Trust Company
                                    61 Broadway
                                    Corporate Trust Department
                                    New York, NY 10006
                                    Telephone:  (212) 612-3000
                                    Fax: (212) 612-3202

            SECTION 6.3. Governing Law; Terms.

            (a) THIS DEPOSITARY AGREEMENT AND THE INTEREST RESERVE ACCOUNTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, AND ANY DISPUTE ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THE COMPANY, THE DEPOSITARY AGENT, THE ADMINISTRATIVE AGENT, THE TRUSTEE AND THE HOLDERS OF THE NOTES IN CONNECTION WITH THIS DEPOSITARY AGREEMENT, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. NOTWITHSTANDING THE FOREGOING, THE MATTERS IDENTIFIED IN 31 C.F.R. ss. 357.10 AND 357.11 (AS IN EFFECT ON THE DATE OF THIS DEPOSITARY AGREEMENT) SHALL BE GOVERNED SOLELY BY THE LAWS SPECIFIED THEREIN. REGARDLESS OF ANY PROVISION IN ANY OTHER AGREEMENT, FOR PURPOSES OF THE UNIFORM COMMERCIAL CODE AS IN EFFECT IN THE STATE OF NEW YORK (THE "UCC"), NEW YORK SHALL BE DEEMED TO BE THE SECURITIES INTERMEDIARY'S JURISDICTION AS DEFINED IN SECTIONS 9-103
(6) (d) AND 8-110 (e) OF THE UCC AND THE INTEREST RESERVE ACCOUNTS (AS WELL AS ANY SECURITIES ENTITLEMENTS RELATED THERETO) SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

            (b) THE COMPANY HEREBY APPOINTS GREENWAY PARTNERS, L.P., 277 PARK AVENUE, 27TH FLOOR, NEW YORK, NEW YORK 10017 AS ITS AGENT FOR SERVICE OF PROCESS IN ANY SUIT, ACTION OR PROCEEDING WITH RESPECT TO THIS DEPOSITARY AGREEMENT AND FOR ACTIONS BROUGHT UNDER THE U.S. FEDERAL OR STATE SECURITIES LAWS BROUGHT IN ANY FEDERAL OR STATE COURT LOCATED IN THE CITY OF NEW YORK (EACH A "NEW YORK COURT"). EACH OF THE PARTIES HERETO SUBMITS TO THE JURISDICTION OF ANY NEW YORK COURT AND TO THE COURTS OF ITS CORPORATE DOMICILE WITH RESPECT TO ANY ACTIONS BROUGHT AGAINST IT AS DEFENDANT IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THE COMPANY, THE DEPOSITARY AGENT, THE ADMINISTRATIVE AGENT, THE TRUSTEE AND THE HOLDERS OF THE NOTES IN CONNECTION WITH THIS DEPOSITARY AGREEMENT, AND EACH OF THE PARTIES HERETO WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LAYING OF VENUE, INCLUDING ANY PLEADING OF FORUM NON CONVENIENS, WITH RESPECT TO ANY SUCH ACTION AND WAIVES ANY RIGHT TO WHICH IT MAY BE ENTITLED ON ACCOUNT OF PLACE OF RESIDENCE OR DOMICILE.

            SECTION 6.4. Headings. Headings used in this Depositary Agreement are for convenience of reference only and do not constitute part of this Depositary Agreement for any purpose.

            SECTION 6.5. No Third Party Beneficiaries. The agreements of the parties hereto are solely for the benefit of the Company, the Trustee, the Administrative Agent, the Depositary Agent, the holders of the Notes and the Lenders and their respective successors and assigns and no other Person shall have any rights hereunder.

            SECTION 6.6. No Waiver. No failure on the part of the Depositary Agent, the Trustee, the Administrative Agent, the holders of the Notes or the Lenders or any of their nominees or representatives to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Depositary Agent, the Administrative Agent, the Trustee, the holders of the Notes or the Lenders or any of their nominees or representatives of any right, power or remedy.

            SECTION 6.7. Severability. If any provision of this Depositary Agreement or the application thereof shall be invalid or unenforceable to any extent, (a) the remainder of this Depositary Agreement and the application of such remaining provisions shall not be affected thereby and (b) each such remaining provision shall be enforced to the greatest extent permitted by law.

            SECTION 6.8. Successors and Assigns. All covenants, agreements, representations and warranties in this Depositary Agreement by the Depositary Agent, the Trustee, the Administrative Agent and the Company shall bind and, to the extent permitted hereby, shall inure to the benefit of and be enforceable by their respective successors and assigns, whether so expressed or not.

            SECTION 6.9. Execution in Counterparts. This Depositary Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

            SECTION 6.10. Consequential Damages. In no event (other than with respect to its own gross negligence or willful misconduct) shall the Depositary Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Depositary Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

            SECTION 6.11. Instructions. Any instructions given by the Trustee or the Administrative Agent to the Securities Intermediary hereunder shall be in compliance with and for the purposes expressly provided for in this Agreement.

            SECTION 6.12. Further Assurances. The Company shall execute and file any financing or continuation statements, or amendments thereto, and such other instruments or notices as may be necessary or desirable, which the Trustee or the Administrative Agent, as the case may be, may reasonably request in order to perfect and preserve the perfection and the priority of the security interests granted or purported to be granted under this Agreement. The Company agrees that, at the option of the Trustee or the Administrative Agent, as the case may be, this Agreement, or a photocopy hereof, may be filed by the Trustee or the Administrative Agent, as the case may be, as a financing statement, and that the Company's execution hereof shall constitute the execution by the Company of a financing statement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

            IN WITNESS WHEREOF, the parties hereto have caused this Depositary Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

                                    OUTBOARD MARINE CORPORATION,
                                    a Delaware corporation


                                    By: /s/ Robert S. Romano
                                       -----------------------------------
                                    Name: Robert S. Romano
                                    Title: Vice President, General Counsel
                                           and Secretary

                                    NATIONSBANK, N.A.,
                                    as Administrative Agent


                                    By: /s/ Stacy Wills
                                       -----------------------------------
                                    Name: Stacy Wills
                                    Title: Assistant Vice President

                                    STATE STREET BANK AND TRUST COMPANY,
                                    as Trustee


                                    By: /s/ Steven Cimalore
                                       -----------------------------------
                                    Name: Steven Cimalore
                                    Title: Vice President

                                    STATE STREET BANK AND TRUST COMPANY,
                                    as Depositary Agent and Securities
                                    Intermediary


                                    By: /s/ Steven Cimalore
                                       -----------------------------------
                                    Name: Steven Cimalore
                                    Title: Vice President

                                    EXHIBIT A

                      FORM OF CERTIFICATE OF AUTHORIZATION


State Street Bank and Trust Company, as Depositary Agent

____________________________
____________________________
____________________________

            NationsBank, N.A., as Administrative Agent
            901 Main Street, Sixth Floor
            Dallas, Texas 75202

State Street Bank and Trust Company, as Trustee
Goodwin Square, 225 Asylum Street
Hartford, CT 06103

Ladies and Gentlemen:


            The undersigned, Outboard Marine Corporation (the "Company"), refers to the Depositary Agreement, dated as of May __, 1998, among the Company, State Street Bank and Trust Company, as Trustee for the holders of the Notes, State Street Bank and Trust Company, as Depositary Agent and NationsBank, N.A., as Administrative Agent for the Lenders, (the "Depositary Agreement," the terms defined therein being used herein as therein defined), hereby gives you irrevocable notice that the undersigned hereby requests that a disbursement under Section 3.2(b) of the Depositary Agreement and Deemed Payments pursuant to
Section 3.2(c) of the Depositary Agreement be made, and in that connection sets forth below the information relating to such disbursement or Deemed Payment, as the case may be, as required by Section 3.2 of the Depositary Agreement.

                  (i) The Disbursement Date is _____, 19__;

                  (ii) The Disbursement Amount is $_____;

                  (iii) The issuance of Senior Debt to which the requested disbursement is to be applied is _____________;

                  (iv) The Company's Excess Available Cash for the fiscal quarter ended immediately prior to the Disbursement Date is $_____;

                  (v) the Company's Projected Senior Debt Interest Expense for the fiscal quarter in which the Disbursement Date occurs is $_____;

                  (vi) The amount, calculated as of the Disbursement Date, of all accrued and unpaid interest for each issuance of Senior Debt is $_____;

                  (vii) For each issuance of Senior Debt, the amount of all Deemed Payments which, as of the Disbursement Date, have not yet been disbursed is $_____;

                  (viii) The dates subsequent to the Disbursement Date upon which accrued and unpaid interest is due and payable for each issuance of Senior Debt other than the Applicable Senior Debt are _____; and

                  [(ix) a request by the Company that the requested disbursement and each Deemed Payment required under Section 3.2(c) with respect to such requested disbursement be made.]

                  The undersigned hereby certifies that the following statements are true on the date hereof and will be true on the Disbursement Date:

                  (A) the representations and warranties contained in the Depositary Agreement, on and as of the Disbursement Date; and

                  (B) no event has occurred and is continuing, or would result from any disbursement pursuant to Section 3.2(b) of the Depositary Agreement or any Deemed Payment pursuant to Section 3.2(c) of the Depositary Agreement, which constitutes an Indenture Event of Default, a Credit Agreement Event of Default or an Other Senior Debt Event of Default;


                                          Very truly yours,

                                          Outboard Marine Corporation,
                                          a Delaware corporation

                                          By: __________________________________
                                              Name:
                                              Title:


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